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ProUroCare Medical Inc.
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July 16, 2008

To our Shareholders:

Last year, we identified three areas of primary importance to the success of ProUroCare: obtaining the financing required to bring the system to market, repositioning our ProUroScanTM System and its business model and expanding our relationship with our development partner Artann Laboratories.  These areas have been the focus of our efforts during the past year and I am happy to report that we have made significant progress on all fronts.

Financing

In early 2007, we significantly reduced operating expenses and raised $0.5 million to ensure the survival of the Company and begin laying the groundwork necessary to support subsequent financing efforts.  Since then, we have succeeded in selling approximately $1.9 million of convertible notes in a private placement to investors who have heard our story and believe in the potential that the ProUroScan System holds.  Working with our existing debt guarantors and our bank, we were able to extend the maturity date of $2.2 million of debt by one year, and changed the terms of our existing convertible debentures and related interest to provide for automatic conversion to equity upon the closing of a public offering.  Our goal and our challenge for the remainder of this year is to close on at least four million dollars in additional funding on acceptable terms, to allow us to complete the development of the ProUroScan System and obtain regulatory clearances.

Positioning of the ProUroScan System

The investors in our company believe that our product meets a major unmet need in the market.  There is an obvious need to augment the abilities of digital rectal examinations (DRE) and prostate specific antigen (PSA) tests in the identification and characterization of prostate cancer.  These tools often miss or incorrectly diagnose the patient’s condition; clinical data suggests that a large proportion of patients that have a positive result from these tests do not have cancer.  We plan to position the ProUroScan system as an adjunct to DRE and PSA that provides a physical record or map of where an abnormality exists and the ability to compare maps over time.  This latter capability allows patients to follow the progression of their disease over time and only elect aggressive treatment when there is a clear record of advancement.  The goals are to reduce the number of unnecessary biopsies, make necessary biopsies more effective by identifying target areas within the prostate and provide a non-invasive method of monitoring the disease for those undergoing active surveillance.

Once completed and in the market, the ProUroScan system will benefit all stakeholder groups.  Patients benefit by having access to a new tool that can physically document and provide comparisons of their condition over time.  Physicians benefit by being able to more effectively monitor a patient’s status and to prescribe treatments that are consistent with the patient’s diagnosis, medical condition and family situation.  Insurance companies and other third-party payors benefit by reducing the number of unnecessary biopsies and surgery.  We believe that the significant benefit our system provides to all stakeholder groups will generate attractive profit margins and returns to our shareholders.

Collaboration with Artann Laboratories

Our collaboration with Artann Laboratories of Trenton, New Jersey (Artann) is an important element in completing the ProUroScan System.  We are currently in the process of negotiating new licensing, development and commercialization agreements with Artann designed to bring the ProUroScan system and related product improvements to market.

Artann is the inventor of the ProUroScan technology and has been instrumental in advancing development of the system.  A major portion of Artann’s development effort to date has been funded by grants from the National Institutes of Health (NIH), including a $3 million SBIR Phase II Continuation grant that was awarded in September

2006 in which ProUroCare is named as the prospective commercial partner.  Funding from this grant, which runs through September of 2009, will be instrumental in moving this technology through the remaining stages of development and clinical testing required for regulatory approval.

Among Artann’s achievements is the testing of more than 200 patients using the ProUroScan System at the Robert Wood Johnson Hospital in New Brunswick, New Jersey.  Artann has published five journal articles based on its clinical efforts, including recent articles in the prominent scientific journals Urology and Nature Clinical Practice Urology, and has generated significant laboratory testing data that demonstrates the accuracy of the system in detecting tissue abnormalities.

Artann has developed a clinical protocol for the ProUroScan System that was presented to Food and Drug Administration (FDA) reviewers in April 2008.  Assuming we complete the agreements with Artann and our financing on schedule, we expect to finalize development of the system and obtain FDA clearance in 2009.

Strengthening Our Intellectual Property Position

A major achievement for us in April of this year was our purchase of the patents relating to ProUroScan’s mechanical imaging technology.  Previously, we licensed the rights to these patents for use in the prostate imaging field. This purchase ensures our rights in our current field of use, allows us the opportunity to pursue other potential soft tissue applications, and eliminates significant future royalty payments.  We anticipate that our relationship with Artann will lead to the licensing of additional intellectual property rights covering enhancements and future innovations in mechanical imaging.

Moving Forward

There are important tasks still on our agenda, but a great deal has been accomplished this year.  We are in position to successfully move the ProUroScan system and the business forward.  Obtaining adequate funding is essential to meeting these goals, and I am optimistic that we will be successful in doing so this year.

Prostate cancer is the second leading cause of cancer-related death in American men.  Our mission is to join the fight against prostate cancer.  Our milestones for 2009 are to complete the FDA clearance process and start commercial distribution.

Sincerely,

/s/ Richard Carlson
Richard Carlson
Chief Executive Officer